Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 18, 2012 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2012 OPERATING RESULTS

CLEVELAND, OH, December 18 Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported operating results for the fourth quarter and the fiscal year ended September 30, 2012.

For the quarter ended September 30, 2012, the Company recorded a net loss of $205,070 or $.14 per share, compared with a net loss of $14,923 or $.02 per share, in the same period a year ago. Sales in the fourth quarter were $1,129,447, down 17% from $1,366,530 a year ago.

For the 2012 fiscal year the Company reported a net loss of $783,966 or $.57 per share, compared with a net loss of $672,535 or $.54 per share, in the same prior year period. Sales were $4,761,289, down 6% compared to $5,068,613 a year ago.

Robert L. Bauman, President and CEO, said, "Operating results for the fourth quarter and the fiscal year were disappointing. Several unexpected market factors hurt our results in what was expected to be a better year, however a large order for a OEM dealer service unit awarded in October will bolster the first and second quarter of fiscal 2013." He also said, "We believe the market factors that hurt fiscal 2012 are behind us and we are optimistic the strategy we have been executing is working and we expect a significant improvement in 2013 results."

Backlog at September 30, 2012 was $707,000, an increase of 19% from the backlog of $593,000 a year earlier. The  increase was due primarily to increased orders for indicators and gauges of $147,000. In addition, automotive diagnostic products orders to OEM's increased by approximately $69,000 offset by a decrease of $35,000 for non-emission aftermarket products and $67,000 for emission products.

At September 30, 2012, the Company had current assets of $2,823,971 (3.2 times current liabilities), and working capital of  $1,935,875. These compare to September 30, 2011 current assets of $3,016,871 (5.3 times current liabilities), and working capital of $2,447,080. At September 30, 2012 shareholder's equity was $2,317,875 or $1.52 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2013, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2012	2011	2012	2011
Net sales	$1,129,447	$1,366,530	$4,761,289	$5,068,613
Income (loss) before Income tax	(205,070)	(14,923)	(783,966)	(672,535)
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	(205,070)	(14,923)	(783,966)	(672,535)

Basic income (loss) per share	(.14)	(.02)	(.57)	(.54)
Diluted income (loss) per share	(.14)	(.02)	(.57)	(.54)

Weighted average shares outstanding	1,451,884	1,248,095	1,372,812	1,248,095